Exhibit 5.2

Davis Polk & Wardwell LLP Izumi Garden Tower 33F 1-6-1 Roppongi Minato-ku, Tokyo 106-6033 davispolk.com

September 13, 2022

ORIX Corporation

World Trade Center Building, SOUTH TOWER

2-4-1 Hamamatsu-cho, Minato-ku

Tokyo 105-5135

Japan

Ladies and Gentlemen:

ORIX Corporation, a joint stock corporation (kabushiki kaisha) formed under the laws of Japan (the “Company”) has filed with the Securities and Exchange Commission a Registration Statement on Form F-3 (File No. 333-239720) (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $500,000,000 aggregate principal amount of the Company’s 5.000% Notes due 2027 and $500,000,000 aggregate principal amount of the Company’s 5.200% Notes due 2032 (collectively, “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture (the “Indenture”), dated as of July 18, 2017, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The Securities are to be sold pursuant to the Purchase Agreement dated September 6, 2022 (the “Purchase Agreement”) among the Company and the several underwriters names therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Purchase Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and may be subject to possible judicial or regulatory actions giving effect to foreign governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

September 13, 2022	1

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a joint stock corporation under the laws of Japan. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law, public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Japan, we have relied, without independent inquiry or investigation, on the opinion of Mitsui Company to be filed as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP